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                                                                Exhibit 99(c)(3)

Confidential Presentation to:

The Board of Directors of


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Project Neptune


May 4, 2001


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Executive Summary
--------------------------------------------------------------------------------
U.S. Regional Bank Environment Overview

o U.S. Regional Banks outperformed the broader market in 2000 despite a challenging operating environment as investors sought shelter from the plummeting NASDAQ and looked to benefit from declining interest rates. YTD 2001, U.S. Regional Banks have performed in-line with the S&P 500

         o Over the last 12 months, the S&P Regional Bank Index was up 20.0% vs. the S&P 500 which was down 13.7% over the same period

         o Regional Bank valuations have recovered to 12x to 14x NTM earnings from the beginning of last year when banks were trading at 10x to 12x NTM earnings

o 4Q'00 and 1Q'01 earnings in the sector were generally in-line with expectations, although earnings quality concerns have prompted significantly downward revisions in estimates over the last year

o Although several large credit quality issues arose in 2000 (e.g., Bank of America, First Union, Bank One, Wachovia), the full effect of the slowing economy on credit quality likely has not yet worked its way through portfolios

o Large restructurings and management changes occurred in 2000 (e.g., First Union, Bank One, KeyCorp, Huntington)

o Spread reliant banks, such as Neptune, should benefit from the Federal Reserve's recent interest rate cuts

         o To date, the Federal Reserve has lowered rates by 200 basis points in 2001 with the current federal funds target rate at 4.5%, its lowest level since 1994

o While financial services consolidation in the U.S. in 2000 and 2001 has been driven largely by specialty finance, brokerage and asset management transactions, regional bank consolidation has continued at a steady pace, including the following recently announced or closed transactions:

         o        Fleet/Summit

         o        Fifth Third/Old Kent

         o        Royal Bank of Canada/Centura

         o        First Union/Wachovia

o Renewed interest in the U.S. by foreign banks (e.g, HSBC, ABN Amro, Royal Bank of Canada) is likely to continue


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Executive Summary
--------------------------------------------------------------------------------
U.S. Regional Banks Outperformed the Broader Market in 2000 in Anticipation of Declining Interest Rates

S&P Regional Banks:         +24.5%      S&P Regional Banks:            -6.9%
S&P 500:                    -10.1%      S&P 500:                       -4.0%
NASDAQ:                     -39.3%      NASDAQ:                        -10.1%

[LINE GRAPH APPEARS HERE]               [LINE GRAPH APPEARS HERE]

[The first graph compares the price performance of the S&P Regional Banks with that of the S&P 500 and NASDAQ for the period from December 31, 1999 through December 29, 2000. The second graph compares the price performance of the S&P Regional Banks with that of the S&P 500 and NASDAQ for the period January 1, 2001 through May 2, 2001.]


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Executive Summary
--------------------------------------------------------------------------------
Transaction Terms

o         Transaction Description:              Acquisition of outstanding
                                                Neptune shares not owned by
                                                Jupiter, representing 55% of
                                                outstanding shares

o         Assumed Purchase Price:

          o       Per share                     U.S. $35.00 per share

          o       Aggregate                     Approximately U.S. $2.45 billion
                                                (fully diluted)

o         Transaction Structure:                100% cash
                                                Purchase accounting

o         Expected Closing:                     End of 3Q2001

o         Required Approvals:                   U.S. regulatory approvals
                                                Neptune shareholders

o         Management:                           Existing management team:
                                                Walter Dods, CEO
                                                Don McGrath, President and COO


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Executive Summary
--------------------------------------------------------------------------------
Strategic Rationale

o Jupiter is committed to expanding its U.S. retail banking operations, and Neptune is a logical vehicle for its U.S. acquisition strategy

o        Acquiring full ownership of Neptune would allow Jupiter to:

         o        Further diversify Jupiter's earnings base

         o Strengthen Jupiter's presence in higher growth, attractive Western U.S. markets

         o        Simplify Neptune's ownership structure

o        Financially attractive

         o        Pricing is in line with recent comparable transactions

         o Immediately accretive to cash EPS, neutral to GAAP EPS, without synergies

         o        IRR above Jupiter's cost of capital

o        Low risk transaction

         o        Management team in place

         o        Manageable transaction size

         o        No synergies assumed, though potential for cross-sell

         o Existing Jupiter representation on Neptune's Board has granted Jupiter ongoing access to Neptune's operating and financial data, which should increase Jupiter's comfort level related to the proposed transaction


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Executive Summary
--------------------------------------------------------------------------------
Pricing Multiples

                                                 Average Multiples in
                                                 Recent Acquisition
                                                 Transactions(1)


Assumed Purchase Price per share               $35.00

Aggregate Transaction Value                    $2.45 billion

Market Premium(2)                              41%               43%

Price/LTM Cash EPS                             16.99X            17.12X

Price/Estimated Forward Cash EPS               15.15             15.66

Price/Estimated Forward GAAP EPS               17.68             16.05

Price/Book                                     2.13              2.65

Price/Tangible Book                            3.39              2.90
--------------------

Source: SNL Securities, First Call and various investor presentations.
(1) Includes transactions announced since 6/30/00 valued between $1-$5 billion, where target was publicly traded.

(2) Premium to market price one week prior to announcement. Neptune premium based on April 25, 2001 closing price.


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Executive Summary
--------------------------------------------------------------------------------
Pricing Performance Since 11/1/98 (Split-adjusted)

All-time High (1/29/01):                                $27.25
All-time Low (2/25/00):                                 14.44
52-Week High:                                           27.25
52-Week Low:                                            14.44
2-Year Average:                                         20.29
1-Year Average:                                         21.14
6-Month Average:                                        24.90
3-Month Average:                                        25.25
Current Price (5/2/01):                                 25.09

[LINE GRAPH APPEARS HERE]

[The graph shows the price and trading volume for Neptune common stock for the period from November 1, 1998 through May 2, 2001.]




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Executive Summary
--------------------------------------------------------------------------------
Peer Group Comparison

($in millions)  (financials as of 3/31/2001)

                                                                                          Peer Group(1)
                                                                         ---------------------------------------------
                                                  Neptune
                                                  Peer Rank
Balance Sheet                      Neptune        (of 8 peers)            Low             Mean                 High
------------------------          ---------     --------------         ---------         --------            ---------
Total Assets                       $19,419        3                       $3,878          $14,513              $35,809
Total Loans                        14,203         2                       2,456           9,535                25,977
Total Deposits                     14,710         2                       3,196           10,342               27,208
Total Equity                       2,045          2                       331             1,256                3,333
Total Tangible Equity              1,289          3                       311             1,153                3,287



Profitability

ROAA                               1.38%          3                       0.44%           1.21%                2.11%
ROAE                               12.73          6                       4.60            14.21                25.52
Cash ROAA                          1.62           3                       0.53            1.30                 2.19
Cash ROAE                          22.26          3                       6.39            16.93                28.08
Net Interest Margin                4.58           4                       3.37            4.44                 5.52
Efficiency Ratio                   52.90          2                       67.92           56.63                41.78



Capitalization

Equity/Assets                      10.53%         1                       6.55%           8.63%                10.21%
Tangible Equity/Assets             6.90           6                       6.01            7.90                 9.78
Tier 1 Capital Ratio(2)            9.73           7                       8.42            10.75                14.05
Total Capital Ratio(2)             11.39          6                       11.10           12.60                15.31



Asset Quality

NPAs/Assets                        0.66%          6                       0.25%           0.56%                1.23%
NPLs/Loans                         0.76           6                       0.34            0.81                 1.66
Reserves/NPLs                      172.0          7                       149.0           307.4                651.5
Reserves/NPAs                      147.0          6                       144.1           265.8                486.8



Pricing Multiples(3)

Price/Forward EPS                  12.67x         5                       9.51x           12.50x               15.61x
Price/Forward Cash EPS             10.86          5                       9.25            11.80                15.15
Price/Book Value                   1.53           7                       1.32            2.11                 3.99
Price/Tang. Book Value             2.43           3                       1.45            2.35                 4.25

--------------------
Source:  SNL Securities, First Call and Neptune press release.

(1) Peer group includes Commerce Bancshares, Compass Bancshares, Cullen Frost, Pacific Century, Provident Financial, Trustmark, UnionBanCal and Westamerica.

(2)      As of 12/31/00. 1Q2001 not yet available.

(3)      Prices as of May 2, 2001.


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Executive Summary
--------------------------------------------------------------------------------
Analyst Recommendations For Neptune



                                                                                                        12 Month
                                                             Last                                       Price            Long-Term
Firm                              Recommendation             Update          2001 EPS      2002 EPS     Target(1)        Growth Rate
-----------------------           --------------------       ---------       --------      --------     ----------       -----------
Merrill Lynch                     Long-Term Assumulate       24-Apr-01       $1.90         $2.05        NA                8.0%

Dain Rauscher Wessels             Buy                        25-Apr-01       1.95          2.15         $30.00            10.0%

Lehman Brothers                   Strong Buy                 20-Apr-01       1.90          2.10         $32.00            11.0%

Goldman Sachs                     Market Outperform          19-Apr-01       1.90          2.10         NA                NA

Keefe, Bruyette & Woods           Outperform                 19-Apr-01       1.95          2.20         $31.00            NA

Credit Suisse First Boston        Hold                       18-Apr-01       1.90          2.10         NA                9.0%

Fox-Pitt Kelton                   Buy                        21-Apr-01       1.93          2.15         $30.0             NA



                                                             ------------------------------------
                                                             Mean            $1.92         $2.12
                                                             Median          $1.90         $2.10
                                                             ------------------------------------

Source:  First Call, Bloomberg, and individual broker reports.
(1)  Assumes no change of control.


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Executive Summary
--------------------------------------------------------------------------------
Shareholder Value Created

-        EPS impact (without assuming any synergies per management)

         -        GAAP EPS: Neutral impact

         -        Cash EPS: Immediately accretive

         -        Jupiter's EPS growth expectation remains unchanged

- All assumptions are conservative

         -        No cost saves

         -        No revenue enhancements

- Total investment IRR above Jupiter's estimated cost of capital of approximately 9-10%

-        Maintains Jupiter's strong performance and capital ratios




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Executive Summary
--------------------------------------------------------------------------------
Financial Impact

Pro Forma Financial Impact                              2001            2002

GAAP ESP(1)                                             0.0%            +0.3%

Cash EPS(1)                                             +2.2%           +2.3%



Capital Ratios (including full CVR impact)

Tier 1 Capital Ratio (at 12/31/00)                      7.1%

Pro Forma Tier 1 Capital Ratio                          7.0%
(at 9/30/01, after deal closes)



Internal Rate of Return on Total Investment(2)

                                                        Terminal Value Multiple
                                                        of Forward Cash Earnings

                                                        12.0x           13.0x
                                                        -----           -----

Internal Rate of Return                                 12.34%          13.83%
--------------------

(1) Neptune estimates obtained from First Call and Jupiter estimates obtained from I/B/E/S.

(2) Cash outflow calculated at 45% of current market value plus total offer value for the 55% of Neptune not owned by Jupiter.




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Executive Summary
--------------------------------------------------------------------------------
Competitive Landscape

- It is highly likely that there are other interested acquirors of Neptune

- Some of the interested acquirors have the theoretical capacity to make a competitive offer

- However, since Jupiter already holds 45% of Neptune, we believe that a bid from a third-party is unlikely, though it cannot be precluded

- Jupiter should be the most desirable merger partner to Neptune from a social perspective




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--------------------------------------------------------------------------------
Appendix: Detailed Valuation Analysis
--------------------------------------------------------------------------------


Detailed Valuation Analysis

Acquisition Comparables(1)

                                                                                                       Price/    Price/     Price/
                                     Deal       Implied Price Premium              Price/              LTM       Estimated  LTM
Announce                             Value      -------------------------- Price/  Tangible   Deposit  GAAP      GAAP       Cash
Date        Buyer/Seller             ($M)       1-Day   1-Week   1-Month   Book    Book       Premium  Earnings  Earnings   Earnings
--------    ------------             -----      -----   ------   -------   ------  --------   -------  -------- ---------   --------
01/26/2001  Royal Bank of Canada     2,280.9    1.29x   1.34x    1.27x     2.38x   2.79x      19.00%   17.17x    15.85x     17.16x
            Centura Banks

01/24/2001  BB&T                     1,167.9    1.47    1.50     1.53      2.95    3.25       28.75    21.18     19.55      20.48
            F&M National

11/20/2000  Fifth Third              4,919.3    1.42    1.39     1.39      2.88    3.12       20.68    15.70     14.20      14.69
            Old Kent

11/01/2000  Comerica                 1,289.4    1.14    1.47     1.46      2.40    2.42       11.08    16.32     14.60      16.15
            Imperial Bancorp




            Summary Statistics       High       1.47x   1.50x    1.53x     2.95x   3.25x      28.75%   21.18x    19.55x     20.48x
                                     Mean       1.33    1.43     1.41      2.65    2.90       19.88    17.59     16.05      17.12
                                     Median     1.36    1.43     1.43      2.64    2.96       19.84    16.74     15.22      16.66
                                     Low        1.14    1.34     1.27      2.38    2.42       11.08    15.70     14.20      14.69

            Neptune(2)                        $25.09  $24.78   $24.60    $16.40  $10.33     $115.65    $1.79     $1.98      $2.06

            Summary Statistics       High     $36.94  $37.15x  $37.67    $48.38  $33.60     $ 43.58   $37.91    $38.71     $42.18
                                     Mean      33.44   35.34    34.78     43.54   29.93       33.32    31.49     31.78      35.27
                                     Median    34.09   35.49    35.12     43.33   30.54       33.28    29.97     30.14      34.31
                                      Low      28.63   33.24    31.23     39.11   25.03       23.14    28.10     28.12      30.27

                Price/
                Estimated
Announce        Cash
Date            Earnings
----------      ---------
01/26/2001      15.85x



01/24/2001      18.95



11/20/2000      13.37



11/01/2000      14.46


High                 18.95x
Mean                 15.66
Median               15.16
Low                  13.37

Neptune(2)           $2.31

High                 $43.77
Mean                 36.17
Median               35.01
Low                  30.89

Source:  SNL Securities, First Call and various investor presentations.

(1) Includes transactions announced since 6/30/00 valued between $1-$5 billion, where target was publicly traded.

(2)      Assumes transaction announced on May 2, 2001.




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Detailed Valuation Analysis
--------------------------------------------------------------------------------
Jupiter IRR Analysis Assumptions and Results


Assumptions

-        No synergies

- First Call estimated earnings of $1.92 per share for 2001 and $2.12 per share in 2002

-        First Call estimated EPS growth of 9% after 2002

- Earnings in excess of those necessary to maintain Neptune's current tangible common equity ratio of 6.00% are dividendable

Total Investment IRR

- Measures Jupiter's internal rate of return based on total investment going forward, including acquisition of 55% of Neptune not presently owned

- Cash outflow calculated at 45% of current market value plus the total offer value for the 55% not presently owned

- Cash inflows represent dividends distributed over a 5-year period plus the terminal value at the end of year 5

- Terminal value at the end of year 5 equal to a multiple (assumed to be 12 to 13x) of estimated forward cash earnings

At $35.00 Per Share

- Internal rates of return are higher than Jupiter's estimated cost of capital of approximately 9-10%


                                                Terminal Value Multiple
                                               of Forward Cash Earnings
                                           -----------------------------------
                                           12.0x                        13.0x
                                           -----                        -----
Internal Rate of Return                    12.34%                       13.83%


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Detailed Valuation Analysis
--------------------------------------------------------------------------------
Pro Forma Merger Analysis - Key Assumptions

-        Projected earnings

         - Jupiter: I/B/E/S estimates of $8.42 per share in 2001 and $9.17 per share in 2002. Aggregate earnings of $3,647.5 mm in 2001 and $3,975.2 mm in 2002

         - Neptune: First Call estimates of $1.92 per share in 2001 and $2.12 per share in 2002. Aggregate earnings of $239.3 mm in 2001 and $264.3 mm in 2002

-        Fully-diluted shares assumptions

         -        Jupiter: 433.4 mm

         -        Neptune: 124.7 mm

-        Asset growth of 5% for both Jupiter and Neptune

-        Transaction closes 9/30/01

-        Exchange rate of EUR1.00 = $0.90

-        Jupiter's tax rate (French marginal tax rate) = 35.4%

-        No synergies

-        No restructuring charge

-        Cost of cash = 4.67% (1-year Euro LIBOR rate as of 4/30/01)

-        Pro forma EPS analysis excludes impact of potential exercise of CVRs



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Detailed Valuation Analysis
--------------------------------------------------------------------------------
Pro Forma Merger Analysis - Impact on Jupiter Assumes No Synergies

                                                             All Cash Offer
                                                             At $35.00
                                                             per share


Pricing Multiples

Market Premium(1)                                                 41%

2001E EPS
2001E Cash EPS                                                    15.6x
2002E EPS                                                         16.5x
2001E Cash EPS                                                    14.3x
Book Value                                                        2.13x
Tangible Book                                                     3.39x



Financing ($in mm)

Cash                                                              $2,445
Preferred Shares                                                       0
Common Stock                                                           0
                                                            ------------
Total                                                             $2,445
                                                            ============



Pro Forma EPS Impact

2001E                                                             0.0%
2002E                                                             0.3%

Cash 2001E                                                        2.2%
Cash 2002E                                                        2.3%



Capital Ratios (including full CVR impact)

Tier 1 Capital Ratio (at 12/31/00)                                7.1%
Pro Forma Tier 1 Capital Ratio (at 9/30/01)                       7.0%
--------------------
(1) Premium to market price one week prior to announcement. Premium on April 25, 2001 closing price.




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